                              LETTER OF CREDIT AND
                            REIMBURSEMENT AGREEMENT

         THIS LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of July 1, 1997 (the "Agreement" or "Reimbursement Agreement"), is by and between MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the "Borrower"), and FIRST UNION NATIONAL BANK, a national banking association organized and existing under the laws of the United States with its principal offices located in Charlotte, North Carolina (the "Bank");

                              W I T N E S S E T H:

         WHEREAS, arrangements have been made pursuant to a Trust Indenture dated as of July 1, 1997 between The Buncombe County Industrial Facilities and Pollution Control Financing Authority (the "Issuer"), Branch Banking and Trust Company, as Trustee (the "Credit Facility Trustee"), and First Union National Bank (in such capacity, the "Paying Agent") (as amended, the "Indenture") for the issuance and sale by the Issuer of its The Buncombe County Industrial Facilities and Pollution Control Financing Authority Industrial Development Revenue Bonds (Medical Action Industries Inc. Project) Series 1997 in the original aggregate principal amount of $5,500,000 (the "Bonds"); and

         WHEREAS, the proceeds from the sale of the Bonds have been loaned to the Borrower pursuant to a Loan Agreement dated as of July 1, 1997, between the Issuer and the Borrower (as amended or supplemented, the "Loan Agreement"); and

         WHEREAS, in order to enhance the marketability of the Bonds, the Borrower has requested that the Bank issue an irrevocable direct-pay letter of credit in the form attached hereto as Exhibit A (such letter of credit or any successor or substitute letter of credit issued by the Bank herein individually and collectively called the "Letter of Credit") in an amount of up to $5,771,233, of which $5,500,000 will support the principal of the Bonds, and $271,233 will support up to 120 days' interest on the Bonds at an assumed rate of 15% per annum;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the covenants, terms and conditions hereinafter appearing, and to induce the Bank to issue the Letter of Credit, the Borrower does hereby covenant and agree with the Bank as follows:

                                       I

                                  DEFINITIONS

         I.1 Definitions. All words and terms defined in Article I of the Loan Agreement shall have the same meanings in this Agreement, unless otherwise specifically defined herein. The terms defined in this Article I have, for all purposes of this Agreement, the meanings specified hereinabove or in this Article, unless defined elsewhere herein or the context clearly requires otherwise.


         "Affiliate" shall mean, with respect to any Person, any other Person
(i) directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 5% of the voting securities of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership or voting securities, by contract or otherwise.

         "Agreement" shall mean this Letter of Credit and Reimbursement Agreement, as the same may from time to time be amended, modified or supplemented in accordance with the terms hereof.

         "Bankruptcy Code" means 11 U.S.C. ss. 101 et seq., as amended.

         "Bond Documents" means, collectively, the Loan Agreement, the Note, the Indenture, the Bonds, the Remarketing Agreement, the Tender Agency Agreement, the Placement Agreement and the Placement Memorandum, as the same may be amended, modified or supplemented from time to time in accordance with their respective terms.

         "Business Day" shall mean any day not a Saturday, Sunday or legal holiday, on which commercial banks in Charlotte, North Carolina are open for business.

         "Capital Base" means the sum of capital surplus, earned surplus and capital stock of the Borrower and its Subsidiaries, minus deferred charges, intangibles, treasury stock, officer and employee loans receivable and joint venture investments and advances and assets held for disposition.

         "Collateral" means all real and personal property of the Borrower with respect to which the Bank has been granted a lien or security interest pursuant to the Security Instruments.

         "Commitment Letter" means that certain commitment letter from the Bank to the Borrower dated May 8, 1997, and accepted and executed by the Borrower on or before the date of issuance of the Bonds.

         "Consistent Basis" means, in reference to the application of Generally Accepted Accounting Principles, that the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preceding period, except as to any changes consented to by the Bank.

         "Credit Agreement" means that certain Third Amended and Restated Revolving Credit Note and Agreement dated as of October 24, 1995 between European American Bank and the Borrower, as such agreement may be amended, supplemented or restated from time to time.


         "Current Assets" means at any date, the aggregate of the current assets of the Borrower and its Subsidiaries appearing on the asset side of their consolidated balance sheet, as determined in accordance with Generally Accepted Accounting Principles.

         "Current Liabilities" means at any date, the aggregate of the current liabilities of the Borrower and its Subsidiaries appearing on the liability side of their consolidated balance sheet, as determined in accordance with Generally Accepted Accounting Principles.

         "EBITDA" means, for any period with respect to the Borrower and its Subsidiaries, the aggregate of (i) Net Income for such period, plus (ii) the sum of Interest Expense, federal, state, local and other income taxes, depreciation, amortization of intangible assets, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

         "Eminent Domain" means the taking of title to, or the temporary use of, the Collateral or any part thereof pursuant to eminent domain or condemnation proceedings, or any voluntary conveyance of any part of the Collateral during the pendency of, or as a result of a threat of, such proceedings.

         "Event of Default" shall have the meaning specified in Article VIII hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including any rules and regulations promulgated thereunder.

         "Event of Default" shall have the meaning specified in Article VIII hereof.

         "Expiration Date" means July 9, 2000, the expiration date of the Letter of Credit, as such date may be extended pursuant to the terms of Section
3.10 hereof.

         "Funded Debt" shall mean, as of any date, all Indebtedness for Money Borrowed of the Borrower and its Subsidiaries that by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is renewable or extendable at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar arrangement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of creation thereof.

         "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board and its predecessors or pronouncements of the American Institute of Certified Public Accountants or those principles of accounting which have other substantial authoritative support and are applicable in the circumstances as of the date of application, as such principles are from time to time supplemented or amended.

         "Indebtedness for Money Borrowed" means all indebtedness in respect of money borrowed, including (without limitation) the deferred purchase price of any property or asset, any unreimbursed
drawings under letters of credit, any guaranty, any capital lease obligations, and any indebtedness evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including any conditional sales or similar title retention agreements).

         "Interest Expense" means, for any period, total interest expense of the Borrower and its Subsidiaries on a consolidated basis for such period (including without limitation interest expense attributable to capital lease obligations), determined in accordance with Generally Accepted Accounting Principles.

         "Mortgage" means the Deed of Trust and Security Agreement dated as of July 1, 1997 between the Borrower and the Bank, as amended, restated, modified or supplemented from time to time.

         "Net Income" means, for any period, net income (or loss) for the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

         "Note" shall mean the promissory note of the Borrower, dated as of July 1, 1997 in the principal amount of $5,500,000, issued by the Borrower to the Issuer, as such promissory note may be further amended, restated, modified or supplemented.

         "Officer's Certificate" means the Certificate of the President or Chief Financial Officer of the Borrower.

         "Permitted Liens" shall mean any of the following liens securing any indebtedness of the Borrower and its Subsidiaries on their property, real or personal, whether now owned or hereafter acquired:

                  (a) The liens and security interests in favor of the Bank created by this Agreement and the Security Instruments;

                  (b) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable or that are being contested in good faith and with due diligence in appropriate proceedings and for which bonds have been posted or other security acceptable to the Bank provided, such bonds or other security to be in amounts sufficient to pay off the liens during the pendency of any controversies relating to them;

                  (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or liens to secure the performance of letters of credit, bids, tenders, statutory obligations, leases and contracts (other than for borrowed funds) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                  (d) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings but do not in the Bank's judgment adversely affect the Bank's rights or the priority of the Bank's lien in the Collateral, and if reasonably requested by the Bank, the Borrower shall establish reserves satisfactory to the Bank with respect thereto;

                  (e) Liens on any property of the Borrower and its Subsidiaries other than the Collateral;

                  (f) Liens securing indebtedness as permitted by the Bank from time to time; and

                  (g) Permitted Encumbrances, as defined in the Mortgage.

         "Person" means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision or instrumentality thereof.

         "Pledge Agreement" means the Pledge Agreement dated as of July 1, 1997 from the Borrower to the Bank, as amended, restated or supplemented from time to time in accordance with the terms thereof.

         "Security Instruments" means, collectively, the Mortgage, the Pledge Agreement and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person in connection with, or as security for the payment or performance of, the Letter of Credit or this Agreement, as such agreements may be amended, modified or supplemented from time to time in accordance with their respective terms.

         "State" means the State of North Carolina.

         "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless the context indicates otherwise, all references herein to Subsidiaries are references to Subsidiaries of the Borrower.


         "Tender Advance" has the meaning assigned to that term in Section 3.3 of this Agreement.

         "Tender Draft" has the meaning assigned to that term in the Letter of Credit.

         "Termination Date" means the last day a drawing is available under the Letter of Credit.

         "Total Debt Service" means, at any date, current maturities of Funded Debt plus Interest Expense.

         "Total Unsubordinated Liabilities" means Funded Debt minus any amount of such Funded Debt that is subordinated to all obligations of the Borrower and its Subsidiaries to the Bank.

         "Trustee" means any Person or group of Persons at the time serving as trustee under the Indenture.

                                       II

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         The Borrower represents and warrants to the Bank (which representations and warranties shall survive the delivery of the documents mentioned herein and the issuance of the Letter of Credit) that:

         II.1 Incorporation. Each of the Borrower and its Subsidiaries is a corporation duly organized, existing and in good standing under the laws of the state of its incorporation, has the power to own its properties and to carry on its business as now being conducted, and is duly qualified as a foreign entity to do business in every jurisdiction in which the nature of its business makes such qualification necessary and is in good standing in each such jurisdiction.

         II.2 Power and Authority. Each of the Borrower and its Subsidiaries is duly authorized under all applicable provisions of law to execute, deliver and perform this Agreement and the Security Instruments to which it is a party, and all corporate action on its part required for the lawful execution, delivery and performance hereof and thereof has been duly taken; and this Agreement and each of such Security Instruments, upon the due execution and delivery hereof or thereof, will be the valid and binding obligation of the Borrower enforceable in accordance with its terms. Neither the execution of this Agreement or any Security Instrument, nor the fulfillment of or compliance with the provisions and terms hereof or thereof, will (A) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a violation of or default under, the Articles of Incorporation, Bylaws or any other organizational documents of the Borrower or any Subsidiary, or any agreement or instrument to which the Borrower or any Subsidiary is now a party or any applicable law, regulation, judgment, writ, order or decree to which the Borrower, any Subsidiary or any of their respective properties are subject, or
(B) create any lien, charge or encumbrance upon any of the property or assets of the Borrower or any Subsidiary pursuant to the terms of any agreement or instrument to which the Borrower or any Subsidiary is a party or by which it or any of its properties, are bound.

         II.3 Financial Condition. The balance sheet of Borrower for the fiscal year ended as of March 31, 1997 and the related statements of income and statement of cash flows for the year then ended, copies of which have been furnished to the Bank, are correct and complete in all material respects and fairly present the financial condition of Borrower as at the date of said balance sheet and the results of their operations for such period. The Borrower does not have any material direct or contingent liabilities as of the date of this Agreement which are not provided for or reflected in the balance sheet dated March 31, 1997, or referred to in notes thereto. All such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis maintained throughout the period involved. There has been no material adverse change in the business, properties or condition, financial or otherwise, of Borrower since March 31, 1997.

         II.4 Title to Assets. The Borrower and its Subsidiaries have good and marketable title to their respective properties and assets, including the properties and assets reflected in the most recent financial statements and notes thereto described in Section 2.3 hereof, except for such assets as have been disposed of since the date of said financial statements in the ordinary course of business or as are no longer useful in the conduct of business, and all such properties and assets are free and clear of all liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected in such financial statements or otherwise permitted hereunder.

         II.5 Contingent Liabilities. Neither the Borrower nor any Subsidiary has guaranteed any obligations of others or, to the best of the Borrower's knowledge, is contingently liable in any manner, direct or indirect, except as otherwise permitted hereunder.

         II.6 Litigation. There are no pending or, to the best of the Borrower's knowledge, threatened actions, suits or proceedings before any court, arbitrator or governmental or administrative body or agency which may materially adversely affect the properties, business or condition, financial or otherwise, of the Borrower.

         II.7 Taxes. Each of the Borrower and its Subsidiaries has filed all tax returns required to be filed by it and all taxes due with respect thereto have been paid, and no controversy in respect of additional taxes, state, federal or foreign, of the Borrower or any Subsidiary is pending, or, to the knowledge of the Borrower, threatened.


         II.8 Contract or Restriction. Neither the Borrower nor any Subsidiary is a party to or bound by any contract or agreement or subject to any charter or other corporate restrictions, or subject to the renegotiation of any contract, which does or may materially and adversely affect its business, properties or condition, financial or otherwise.

         II.9 Trademarks, Franchises and Licenses. Each of the Borrower and its Subsidiaries owns, possesses, or has the right to use all necessary patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct its businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, or copyright of any other Persons.

         II.10 No Default. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

         II.11 Governmental Autority. The Borrower has received the written approval of all federal, state, local and foreign governmental authorities, if any, necessary to carry out the terms of this Agreement, and no further governmental consents or approvals are required in the making or performance of this Agreement or any Security Instrument by the Borrower and its Subsidiaries.

         II.2 No Untrue Statements. Neither this Agreement nor any reports, schedules, certificates, information, exhibits, agreements or instruments heretofore or simultaneously with the execution of this Agreement delivered to the Issuer, the Bank or the Trustee by the Borrower or any Subsidiary in connection with the negotiation of this Agreement or the issuance and sale of the Bonds contains any material misrepresentation or untrue statement of any material fact or omits to state any material fact necessary to make this Agreement or any such reports, schedules, certificates, information, exhibits, agreements or instruments not materially misleading.

         II.13 ERISA Requirements. Neither the Borrower nor any Subsidiary has incurred any material accumulated funding deficiency within the meaning of ERISA, or incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any employee pension benefit plan established or maintained by it or by any Person under common control with any of them (within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or of
Section 4001(b) of ERISA), or in which employees of any of them are entitled to participate. No Reportable Event (as defined in ERISA) in connection with any such plan has occurred or is continuing.

         II.14 Pollution and Environmental Control; Hazardous Substances. Each of the Borrower and its Subsidiaries has obtained all permits, licenses and other authorizations which are required under, and is in material compliance with, all federal, state, and local laws and regulations relating to pollution, reclamation or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic substances, materials or wastes. Neither the Borrower nor any Subsidiary, nor to the Borrower's best knowledge any previous owner of any real property owned or occupied by the Borrower or any Subsidiary, has disposed of any hazardous substances on any portion of any such real property. As used in this subparagraph, "hazardous substances" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601, et seq., and the regulations adopted pursuant to such act.

         II.15 Project Site. The construction and operation of the Project, as described in the plans and specifications therefor heretofore furnished to the Bank, complies in all respects with presently existing or amended zoning and other land use restrictions affecting the Project Site, including without limitation any restrictive covenants.

         II.16 Labor Relations. Neither the Borrower nor any Subsidiary is engaged in any unfair labor practice that could have a material adverse effect on its business, property or condition (financial or otherwise). There is (i) no significant unfair labor practice complaint pending against the Borrower or any Subsidiary or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceedings arising out of or under any collective bargaining agreement is so pending against the Borrower or any Subsidiary or, to the best knowledge of the Borrower, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage pending against the Borrower or any Subsidiary or, to the best knowledge of the Borrower, threatened against any of them, and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any Subsidiary and, to the best knowledge of the Borrower, no union organizing activities are taking place.

                                      III

                       REIMBURSEMENT AND OTHER PAYMENTS

         III.1 Letter of Credit. The Bank agrees, on the terms and conditions hereinafter set forth, to issue and deliver the Letter of Credit in favor of the Trustee in substantially the form of Exhibit A attached hereto upon fulfillment of the applicable conditions set forth in Article VII hereof. The Bank agrees that any and all payments under the Letter of Credit will be made with the Bank's own funds.


         III.2 Reimbursement and Other Payments. Except as otherwise provided in Section 3.3 below, the Borrower shall pay to the Bank:

                  (a) on or before 3:00 P.M. on the date that any amount is drawn under the Letter of Credit, a sum (together with interest on such sum from the date such amount is drawn until the same is paid, at the rate per annum provided in clause (b) of this Section 3.2) equal to such amount so drawn under the Letter of Credit plus, to the extent permitted by applicable law, any and all reasonable charges and expenses which the Bank may pay or incur relative to the Letter of Credit;

                  (b) on demand, interest on any and all amounts remaining unpaid by the Borrower when due hereunder from the date such amounts become due until payment thereof in full, at a fluctuating interest rate per annum equal at all times to the lesser of the Prime Rate plus two percent (2%) or the highest lawful rate permitted by applicable law;

                  (c) on demand, any and all reasonable expenses incurred by the Bank in enforcing any rights under this Agreement and the other Security Instruments; and

                  (d) on demand all charges, commissions, costs and expenses set forth in Sections 3.4, 3.5 and 3.9 hereof.

         III.3 Tender Advances.

                  (a) If the Bank shall make any payment of that portion of the purchase price corresponding to principal and interest of the Bonds drawn under the Letter of Credit pursuant to a Tender Draft and the conditions set forth in Section 7.3 shall have been fulfilled, such payment shall constitute a tender advance made by the Bank to the Borrower on the date and in the amount of such payment (a "Tender Advance"); provided that if the conditions of said Section 7.3 have not been fulfilled, the amount so drawn pursuant to the Tender Draft shall be payable in accordance with the terms of Section 3.2(a) above. Notwithstanding any other provision hereof, the Borrower shall repay the unpaid amount of each Tender Advance, together with all unpaid interest thereon, on the earlier to occur of: (i) such date as any Bonds purchased pursuant to a Tender Draft are resold as provided in
         Section 3.3(d) hereof; (ii) on the date one year following the date of such Tender Advance; or (iii) the Termination Date. The Borrower may prepay the outstanding amount of any Tender Advance in whole or in part, together with accrued interest to the date of such prepayment on the amount prepaid. The Borrower shall notify the Bank prior to 11:00 A.M. Charlotte, North Carolina time on the date of such prepayment of the amount to be prepaid.


                  (b) The Borrower shall pay interest on the unpaid amount of each Tender Advance from the date of such Tender Advance until such amount is paid in full, payable monthly, in arrears, on the first day of each month during the term of each Tender Advance and on the date such amount is paid in full, at a fluctuating interest rate per annum in effect from time to time equal to the Prime Rate, provided that the unpaid amount of any Tender Advance which is not paid when due shall bear interest at the lower of the Prime Rate plus two percent (2%) or the highest rate permitted by applicable law, payable on demand and on the date such amount is paid in full.

                  (c) Pursuant to the Pledge Agreement the Borrower has agreed that, in accordance with the terms of the Indenture, Bonds purchased with proceeds of any Tender Draft shall be delivered by the Tender Agent to the Bank or its designee to be held by the Bank or its designee in pledge as collateral securing the Borrower's payment obligations to the Bank hereunder. Bonds so delivered to the Bank or its designee shall be registered in the name of the Borrower, as provided for in Section 3 of the Pledge Agreement.

                  (d) Prior to or simultaneously with the resale of Pledged Bonds, the Borrower shall prepay the then outstanding Tender Advances (in the order in which they were made) by paying to the Bank an amount equal to the sum of (A) the amounts advanced by the Bank pursuant to the corresponding Tender Drafts relating to such Bonds, plus (B) the aggregate amount of accrued and unpaid interest on such Tender Advances. Such payment shall be applied by the Bank in reimbursement of such drawings (and as prepayment of Tender Advances resulting from such drawings in the manner described above), and, upon receipt by the Bank of a certificate completed and signed by the Trustee in substantially the form of Annex F to the Letter of Credit, the Borrower irrevocably authorizes the Bank to rely on such certificate and to reinstate the Letter of Credit in accordance therewith. Funds held by the Tender Agent as a result of sales of the Pledged Bonds by the Remarketing Agent shall be paid to the Bank by the Tender Agent to be applied to the amounts owing by Borrower to the Bank pursuant to this paragraph (d). Upon payment to the Bank of the amount of such Tender Advance to be prepaid, together with accrued interest on such Tender Advance to the date of such prepayment on the amount to be prepaid, the principal amount outstanding of Tender Advances shall be reduced by the amount of such prepayment and interest shall cease to accrue on the amount prepaid.

         III.4 Commission and Fees.

                  (a) The Borrower shall pay to the Bank a fee or commission at the rate of .85% per annum on the amount available to be drawn under the Letter of Credit (computed on the date that such commission is payable) from and including the date of issuance of the Letter of

         Credit until the Termination Date, payable: (i) as to the first year of the initial period for which the Letter of Credit is issued ending July 9, 1998, on such date of issuance; and (ii) thereafter payable annually in advance on July 1 of each year.

                  (b) The Borrower shall pay to the Bank, upon transfer of the Letter of Credit in accordance with its terms, a transfer fee of $1,000.

                  (c) The Borrower shall pay to the Bank, upon each drawing under the Letter of Credit in accordance with its terms, a fee of $100 per drawing.

         III.5 Increased Costs Due to Change in Law. In the event of any change in any existing or future law, regulation, ruling or other interpretation having influence over the Bank which shall either: (a) impose, modify or make applicable any reserve, special deposit, capital requirement, assessment or similar requirement against the Letter of Credit; or (b) impose on the Bank any other condition regarding the Letter of Credit, and the result of any event referred to in clause (a) or (b) above shall be to increase the cost (including a reasonable allocation of resources) or decrease the yield to the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Bank's reasonable allocation of the aggregate of such cost increases or yield decreases resulting from such events), then, upon demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost or decreased yield. A statement of charges submitted by the Bank shall be conclusive, absent manifest error, as to the amount owed.

         III.6 Computation. All payments of interest, commission and other charges under this Agreement shall be computed on the per annum basis of a year of 360 days and calculated for the actual number of days elapsed.

         III.7 Payment Procedure. All payments made by the Borrower under this Agreement shall be made to the Bank in lawful currency of the United States of America and in immediately available funds at the Bank's office in Charlotte, North Carolina before 12:00 Noon (Charlotte, North Carolina time) on the date when due, except for payments made pursuant to Section 3.2(a).

         III.8 Business Days. If the date for any payment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement the same shall be deemed to have fallen on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payments of interest or commission, as the case may be.

         III.9 Reimbursement of Expenses. The Borrower will pay all reasonable legal fees (computed without regard to any statutory presumption) incurred by the Bank in connection with the preparation, execution and delivery of this Agreement, the Letter of Credit, the Security Instruments, any and all other agreements and transactions contemplated hereby and thereby and by the Bond Documents

(including any amendments hereto or thereto or consents or waivers hereunder or thereunder) and will also pay all fees, charges or taxes for the recording or filing of Security Instruments. The Borrower will also pay for all reasonable out-of-pocket expenses of the Bank in connection with the administration of the Letter of Credit, this Agreement and the Security Instruments. The Borrower will, upon request, promptly reimburse the Bank for all amounts expended, advanced or incurred by the Bank to collect or satisfy any obligation of the Borrower under this Agreement or any Security Instrument, or to enforce the rights of the Bank under this Agreement or any Security Instrument, which amounts will include, without limitation, all court costs, reasonable attorneys' fees, fees of auditors and accountants and investigation expenses incurred by the Bank in connection with any such matters.

         III.10 Extension of Expiration Date. The Bank hereby agrees that the Expiration Date shall automatically be extended for successive one-year terms effective on the Expiration Date and each anniversary date of the Expiration Date unless (i) the Bank shall have notified the Borrower and the Trustee in writing at least 120 days prior to the Expiration Date, as extended from time to time pursuant to this Section 3.10, that the Bank will not extend such applicable Expiration Date or (ii) the Letter of Credit is otherwise terminated in accordance with its terms.

         III.11 Obligations Absolute. The obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

                  (a) any lack of validity or enforceability of the Letter of Credit, the Bonds, any of the other Bond Documents, any of the Security Instruments or any other agreement or instrument related thereto;

                  (b) any amendment or waiver of or any consent to departure from the terms of the Letter of Credit, the Bonds, any of the other Bond Documents, any of the Security Instruments or any other agreement or instrument related thereto;

                  (c) the existence of any claim, setoff, defense or other right which either the Borrower or the Issuer may have at any time against the Trustee, any beneficiary or any transferee of the Letter of Credit (or any Person for whom the Trustee, any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the Security Instruments, the Letter of Credit, the Bond Documents, the Project or any unrelated transaction;

                  (d) any statement, draft or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever; or


                  (e) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement.

                                      IV

                                    SECURITY

         IV.1 Security. As security for the full and timely payment and performance by the Borrower of its respective obligations hereunder, the Borrower shall on the date hereof deliver to the Bank the Security Instruments, conveying to the Bank duly perfected liens upon and security interests in the Collateral related thereto, subject only to Permitted Liens.

         IV.2 [Reserved]

         IV.3 Casualty and Liability Insurance Required. The Borrower will keep the Collateral continuously insured against such risks as are customarily insured against by businesses of like size and type engaged in the same or similar operations including, without limiting the generality of any other covenants contained herein or in the Bond Documents or Security Instruments:

                  (a) casualty insurance on the Collateral in an amount not less than the full insurable value thereof, against loss or damage by theft, fire and lightning and other hazards ordinarily included under uniform broad form standard extended coverage policies, limited only as may be provided in the standard broad form of extended coverage endorsement at the time in use in the State of North Carolina.

                  (b) general comprehensive liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Collateral (such coverage to include provisions waiving subrogation against the Bank) in amounts not less than $1,000,000 with respect to bodily injury to any one person, $1,000,000 with respect to bodily injury to two or more persons in any one accident and $1,000,000 with respect to property damage resulting from any one occurrence;

                  (c) liability insurance with respect to the operation of its facilities under the workers' compensation laws of North Carolina;

                  (d) business interruption insurance with respect to a material interruption in the operation of its facilities; and

                  (e) if at any time the Project Site is in an area that has been identified by the Secretary of Housing and Urban Development as having special flood and mud slide hazards, the Borrower shall purchase and maintain a flood insurance policy satisfactory to the Bank.


provided, however, that the insurance so required may be provided by blanket policies now or hereafter maintained by the Borrower.

         IV.4     General Requirements Applicable to Insurance

                  (a) Each insurance policy obtained in satisfaction of the requirements of Section 4.3 hereof:

                       (i) shall be by such insurer (or insurers) as shall be financially responsible, qualified to do business in the State, and of recognized standing;

                       (ii) shall be in such form and have such provisions
                            (including, without limitation, the loss payable clause, the waiver of subrogation clause, if any, the deductible amount, if any, and the standard mortgagee endorsement clause), as are generally considered standard provisions for the type of insurance involved and are acceptable in all respects to the Bank;

                       (iii)shall prohibit cancellation or substantial
                            modification, termination or lapse in coverage by the insurer without at least 30 days prior written notice to the Bank;

                       (iv) shall provide that losses thereunder, prior to the
                            occurrence of an Event of Default (or event which, with notice or lapse of time or both would constitute an Event of Default) hereunder shall be adjusted with the insurer by the Borrower at its expense on behalf of the insured parties and the decision of the Borrower as to any adjustment shall be final and conclusive; and

                       (v) without limiting the generality of the foregoing, all insurance policies carried on the Collateral shall name the Bank and the Borrower as loss payee and a party insured thereunder, as their interests may appear, and any loss thereunder shall be made payable and shall be applied as provided in Section
                            4.8 hereof).

                  (b) Prior to expiration of any such policy, the Borrower shall furnish the Bank with evidence satisfactory to the Bank that the policy or certificate has been renewed or replaced or is no longer required by this Agreement.

         IV.5 Advances by Bank. In the event the Borrower shall fail to maintain, or cause to be maintained, (i) the full insurance coverage required pursuant to Section 4.3 or (ii) the Collateral in good repair and good operating condition, the Bank may (but shall be under no obligation to), after 10 days written notice to the Borrower and the Issuer and the failure of the Borrower to obtain the required insurance or to commence (and complete with due diligence) the making of the required repairs, renewals and replacements, contract for the required policies of insurance and pay the premiums on the same or make any required repairs, renewals and replacements; and the Borrower and the Issuer agree to reimburse the Bank to the extent of the amounts so advanced with interest thereon at a rate per annum equal to the Prime Rate plus two (2) percentage points, or the maximum rate permitted by law, whichever is lower, from the date of advance to the date of reimbursement. Any amounts so advanced by the Bank shall become an additional obligation of the Borrower secured by the Security Instruments.

         IV.6 Borrower to Make up Deficiency in Insurance Coverage. The Borrower agrees that to the extent that the Borrower shall not carry insurance required by Section 4.3 hereof, it shall pay promptly to the Bank, for application in accordance with the provisions of Section 4.8(b)(ii) hereof, such amount as would have been received as Net Proceeds (as hereinafter defined) by the Bank, under the provisions of Section 4.8(b)(ii) hereof had such insurance been carried to the extent required.

         IV.7 Eminent Domain. In the event that title to, or the temporary use of, the Collateral or any part thereof shall be taken by Eminent Domain, the Net Proceeds received as a result of such Eminent Domain shall be applied as provided in Section 4.8(b) hereof.

         IV.8 Application of Net Proceeds of Insurance and Eminent Domain.

                 (a) The Net Proceeds of the insurance carried pursuant to the provisions of Sections 4.3(c), 4.3(d) and, if practicable, 7.1(c) hereof shall be applied by the Borrower toward extinguishment of the defect or claim or satisfaction of the liability with respect to which such insurance proceeds may be paid.

                 (b) The Net Proceeds of the insurance carried with respect to the Collateral pursuant to the provisions of Sections 7.1(c) (if not applied pursuant to clause (a) of this Section 4.8), 4.3(a) and 4.3(b) hereof (excluding the Net Proceeds of any business interruption insurance, which shall be paid to the Borrower), and the Net Proceeds resulting from Eminent Domain shall be paid and applied as follows:

                  (i) if Bonds shall then be outstanding under the Indenture and no drawing under the Letter of Credit shall theretofore have been presented which has not been reimbursed by the Borrower (other than a Tender Advance), or if the obligations under the Note are then outstanding and no Event of Default has occurred hereunder or under the Note and is then continuing, then in the manner and at the times provided therefor in the Loan Agreement; and

                  (ii) in all other cases, to the payment or reduction, as the case may be, of the obligations of the Borrower and the Issuer hereunder, with such allocations to principal, interest, commissions, charges and expenses as the Bank may elect.

         "Net Proceeds" when used with respect to any insurance proceeds or award resulting from, or other amount received in connection with, Eminent Domain, shall mean the gross proceeds from such proceeds, award or other amount, less all expenses (including attorneys' fees) incurred in the realization thereof.

         IV.9 Parties to Give Notice. In case of any material damage to or destruction of all or any part of the Collateral, the Borrower shall give prompt notice thereof to the Bank. In case of a taking or proposed taking of all or any part of the Collateral or any right therein by Eminent Domain, the Borrower shall give prompt notice thereof to the Bank. Each such notice shall describe generally the nature and extent of such damage, destruction, taking, loss, proceeding or negotiations.

                                       V

                             AFFIRMATIVE COVENANTS

         Until all the obligations of the Borrower hereunder to be performed and paid shall have been performed and paid in full, and for so long as the Letter of Credit shall be outstanding, the Borrower covenants and agrees that, unless the Bank consents otherwise in writing:

         V.1 Repayment of Obligations. The Borrower will promptly repay the payment obligations of the Borrower hereunder and under the Security Instruments when due, according to the terms of this Agreement and the Security Instruments.

         V.2 Performance Under Reimbursement Agreement and Security Instruments. The Borrower will, and will cause each of its Subsidiaries to, perform all obligations required to be performed by each of them under the terms of this Agreement and the Security Instruments and any other agreements now or hereafter existing or entered into between the Borrower, its Subsidiaries and the Bank, subject to any applicable notice and cure provisions contained therein.

         V.3 Financial and Business Information about the Borrower. The Borrower shall deliver to the Bank:


                  (a) As soon as practicable and in any event within 60 days after the close of each fiscal quarter of the Borrower, beginning with the close of the quarter ending June 30, 1997, (i) balance sheets and statements of income and cash flows for or relating to the quarter then ended, all prepared in accordance with Generally Accepted Accounting Principles (subject to normal year-end adjustments and the absence of notes), applied on a Consistent Basis, and certified by the chief executive officer and chief financial officer of the Borrower;

                  (b) As soon as practicable and in any event within 120 days after the close of each fiscal year of the Borrower, beginning with the close of the current fiscal year, an audited consolidated balance sheet of Borrower and its Subsidiaries as of the close of such fiscal year (and unaudited consolidating balance sheets for the Borrower and its Subsidiaries) and audited consolidated statements of income and cash flows for the fiscal year then ended (and unaudited consolidating statements of income and cash flows), prepared by an independent certified public accountant reasonably acceptable to the Bank in accordance with Generally Accepted Accounting Principles, applied on a Consistent Basis, and accompanied by a report thereon by such certified public accountants and, with respect to such audited financial statements, containing an opinion that is not qualified with respect to scope limitations imposed by Borrower, as to going concern or with respect to accounting principles followed by Borrower not in accordance with Generally Accepted Accounting Principles;

                  (c) Concurrently with the delivery of the financial statements described in subsection (b) above, a certificate from the independent certified public accountants that in making their examination of the financial statements of the Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any condition or event which constitutes or would constitute, upon the giving of notice or lapse of time or both, any Event of Default, or a statement specifying the nature and period of existence of any such condition or event disclosed by their examination, accompanied by a financial covenant compliance worksheet, in form satisfactory to the Bank;

                  (d) Concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a certificate from the chief executive officer and chief financial officer of the Borrower certifying to the Bank that to the best of their knowledge after review of this Agreement and appropriate inquiry, the Borrower has kept, observed, performed and fulfilled each and every covenant, obligation and agreement binding upon the Borrower contained in this Agreement or the Security Instruments, and that no Event of Default, or any event which with the giving of notice or lapse of time or both would constitute an Event of Default, has occurred or specifying any such Event of Default;

                  (e) Immediately upon issuance, each report that the Borrower shall from time to time render to any governmental agency (other than sales tax reports, employee withholding reports, state tax reports, state tax returns and similar routine reports to any governmental agency) and each notice, financial report, proxy statement, or other communication rendered to its shareholders;

                  (f) Immediately upon the Borrower's receipt thereof, copies of any management letter or other written communications from certified public accountants, any consulting report, marketing report or any other report management may request of any Person from time to time, other than routine reports received in the ordinary course of business or deemed by the Borrower to be not material to the operations or plans of the business of the Borrower or any of its Subsidiaries; and

                  (g) Upon the Bank's request, such other information about the Collateral or the financial condition, Business or operations of the Borrower and its Subsidiaries as the Bank may from time to time reasonably request.

         V.4 Notice of Certain Events. The Borrower shall promptly, after any officer of the Borrower learns or obtains knowledge of the occurrence thereof, give written notice to the Bank of:

                  (a) any litigation or proceeding brought against the Borrower or any of its Subsidiaries which may have a material adverse effect on the Borrower or any of its Subsidiaries, whether or not the claim is considered by the Borrower to be covered by insurance, and the Borrower shall, if requested by the Bank, set up such reserves as the Bank reasonably determines are necessary to protect the Bank against loss;

                  (b) any written notice of a violation received by the Borrower or any of its Subsidiaries from any governmental regulatory body or law enforcement authority which, if such violation were established, might have a material and adverse effect on the business of the Borrower or any of its Subsidiaries or the value of the Collateral;

                  (c) any labor controversy that has resulted in a strike or other work action materially affecting the Borrower or any of its Subsidiaries;

                  (d) any attachment, judgment, lien, levy or order (other than

         Permitted Liens) that may be placed on or assessed against or threatened against the Borrower, any of its Subsidiaries, or the Collateral;

                  (e) any other matter that has resulted in a material adverse effect on the Borrower or any of its Subsidiaries;

                  (f) the removal of inventory, other than by consumption or sale in the ordinary course of business, from the places where inventory is located on the date hereof to other places, with information as to the new places where such inventory shall be maintained;

                  (g) the acquisition or leasing of material items of new equipment, or the removal of material items of equipment from the places where such items or equipment is located on the date hereof to other places, with information as to the places such new or removed equipment shall be maintained;

                  (h) the acquisition or leasing by the Borrower or any of its Subsidiaries of any material additional real property, or the transfer or termination of tenancy of any material existing personal or real property, and the Borrower shall, if requested by the Bank, deliver such other information relating to any such acquisition, leasing, transfer or termination of tenancy as the Bank may reasonably request;

                  (i) any material changes, additions or deletions as to the material contracts of the Borrower or its Subsidiaries; and

                  (j) any breach or violation of or noncompliance with any covenant or condition of this Agreement or any Event of Default hereunder.

         V.5 Corporate Existence. The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its corporate existence and all rights, privileges and franchises now enjoyed.

         V.6 Payment of Indebtedness; Performance of Other Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay all material Indebtedness for Money Borrowed before such indebtedness shall become past due, all taxes, assessments and other governmental charges that may be levied or assessed upon it or the Collateral when due and all other material obligations in accordance with customary trade practices, and comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of its business; provided, however, that the Borrower or any Subsidiary may in good faith by appropriate proceedings and with due diligence contest any such indebtedness, taxes, assessments, governmental charges, acts, rules, regulations, orders and directions that do not in the Bank's reasonable judgment materially and adversely affect the value of the Collateral or the priority of the Bank's lien in the Collateral, and if requested by the Bank, shall establish reserves reasonably satisfactory to the Bank. The Borrower will, and will cause each of its Subsidiaries to, observe and remain in compliance with all laws, ordinances, governmental rules and regulations to which it is subject and obtain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or the conduct of its business, and observe and perform all covenants and conditions of all agreements and instruments to which it is a party.

         V.7 Payment of Trade Accounts Payable, Etc. The Borrower will, and will cause each of its Subsidiaries to, pay all of its trade accounts that are payable or accrued as of the date hereof (except for trade accounts that are by their terms payable on a date later than 90 days after the date hereof and trade accounts that the Borrower or one of its Subsidiaries disputes in good faith by appropriate proceedings and with due diligence) within 90 days after the date hereof.

         V.8 Maintenance of Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain and pay for insurance upon all Collateral in accordance with Sections 4.3 and 4.4 of this Agreement, including builder's risk insurance if applicable, wherever located, covering casualty, hazard, public liability, product liability, business interruption and such other risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to the Bank, and such amounts shall not be less than the amounts required pursuant to Section 4.3, and deliver certified copies of such insurance policies to the Bank with satisfactory loss payable endorsements naming the Bank as loss payee, additional insured and mortgagee thereunder, as appropriate. To the extent the provisions of this Section 5.8 are inconsistent with the provisions of the Security Instruments, the provisions of the Security Instruments shall apply.

         V.9 Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with Generally Accepted Accounting Principles (subject, in the case of unaudited interim statements, to normal year-end adjustments and the absence of notes) and in material compliance with the regulations of any governmental regulatory body having jurisdiction over it, and permit employees or agents of the Bank at any reasonable time to inspect the properties of the Borrower and its Subsidiaries, and to examine or audit the books of the Borrower and its Subsidiaries, accounts and records and make copies and memoranda of them, and to discuss the affairs, finances and accounts of the Borrower with its officers, employees and independent public accountants and attorneys (and by this provision the Borrower and its Subsidiaries authorize said accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested, but in any event at least twice during each fiscal year of the Borrower.

         V.10 Comply with ERISA. The Borrower will, and will cause each of its Subsidiaries to, at all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any employee benefit plan; promptly after the filing thereof, furnish to the Bank copies of any annual report required to be filed under ERISA in connection with each employee benefit plan; not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any employee benefit plan that could result in liability to the Pension Benefit Guaranty Corporation; notify the Bank as soon as practicable of any "reportable event" (as defined in Section 4043(b) of ERISA) and of any additional act or condition arising in connection with any employee benefit plan which the Borrower or any of its Subsidiaries believe might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer such plan; and furnish to the Bank upon the Bank's request, such additional information about any employee benefit plan as may be reasonably requested. Neither the Borrower nor any of its Subsidiaries will permit the occurrence of any "prohibited transaction" (as defined in ERISA).

         V.11 Consolidated Omnibus Budget Reconciliation Act. Each of the employee benefit plans of the Borrower and its Subsidiaries shall at all times satisfy the requirements set forth in Section 4980B of the Internal Revenue Code of 1986, as amended, and all regulations from time to time promulgated thereunder, and such other provisions of the Internal Revenue Code that replace or complement such Section.

         V.12 Maintenance of Properties; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, conduct its business in an orderly, efficient and customary manner, keep its properties used in the operations of its business in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties is obsolete or is being replaced) so that the efficiency of such property shall be fully maintained and preserved. The Borrower and its Subsidiaries shall file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by any governmental authority and which, if not timely filed, would have a material and adverse effect on the Borrower or any of its Subsidiaries or the Collateral.

         V.13 Provisions of Information about the Project. Upon request by the Bank, the Borrower will furnish to the Bank in form satisfactory to the Bank,
(i) a copy of the construction contract with the general contractor who shall construct the Project (as defined in the Loan Agreement); (ii) architect's or engineer's certification that all work has been done and materials installed in compliance with plans and specifications; (iii) a complete set of plans and specifications of the Project, which plans and specifications are to be in full compliance with all building codes and local ordinances; and (iv) proof as to payment of construction bills, lien waivers, inspection reports, statements showing itemization of present and prospective expenditures, a statement of items due and unpaid, and, if applicable, a list of items necessary for completion of the Project.

         V.14 Taxes and Liens. The Borrower will, and will cause each of its Subsidiaries to, promptly pay or cause to be paid all taxes, assessments or other governmental charges which may lawfully be levied or assessed upon its income or profits or upon any of its property, real, personal or mixed, and also any lawful claims for labor, material and supplies which, if unpaid, might become a lien or charge against any such property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or cause to be paid any such tax, assessment, charge, levy or claim so long as the validity thereof shall be actively contested in good faith by proper proceedings and, if requested by the Bank, reserves with respect thereto acceptable to the Borrower's independent certified public accountants shall be established and maintained; but provided further that any such tax, assessment, charge, levy or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same unless a surety bond satisfactory to the Bank is obtained and delivered to the Bank.

         V.15 Observe all Laws. Conform to and duly observe all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its business.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

         Until all the obligations of the Borrower hereunder to be performed and paid shall have been performed and paid in full, and for so long as the Letter of Credit shall be outstanding, the Borrower covenants and agrees that, unless the Bank consents otherwise in writing, the Borrower will not, and will not permit any Subsidiary to, either directly or indirectly:

         VI.1 Merger and Dissolution; Sale of Assets. Liquidate, windup or dissolve, or enter into any consolidation, merger, share exchange, syndicate or other combination, or sell, lease, transfer or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of its business or assets or any portion thereof (including the Collateral) if such portion of its business or assets represents ten percent (10%) or more of the net revenues, profits or assets of the Borrower or such Subsidiary (except for sales of inventory in the ordinary course of business), or change its name.

         VI.2 Acquisitions. Acquire the business or all or a substantial portion of the assets of any Person, whether by purchase of stock, assets or otherwise unless the Borrower provides to the Bank prior to such acquisition
(a) pro forma calculations demonstrating that such acquisition will not result in a breach of Sections 6.8, 6.9, 6.10 and 6.11 hereof, and (b) a certificate from the chief financial officer of the Borrower states that no Event of Default has occurred or will occur as a result of the making of such acquisition.

         VI.3 Indebtedness. Create, incur or suffer to exist any Indebtedness for Money Borrowed or the equivalent (including any indebtedness incurred as a general partner or as a joint venturer) except for: (a) the obligations owed to the Bank under this Agreement; (b) the obligations owed to the Issuer under the Loan Agreement; (c) the obligations owed by the Borrower pursuant to the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement);
(d) current trade accounts payable or accrued by the Borrower or any of its Subsidiaries in the ordinary course of its business, provided that the same shall be paid when due in accordance with customary trade terms unless contested by appropriate proceedings; (e) indebtedness secured by Permitted Liens; and (f) any other indebtedness specifically permitted by the Bank.

         VI.4 Liens and Encumbrances. Create, assume or suffer to exist any lien, deed of trust, mortgage, encumbrance or security interest (including the interest of a conditional seller of goods) securing a charge or obligation, on or of any of its property, real or personal, whether now owned or hereafter acquired, including without limitation any raw materials inventory or work in process, except for Permitted Liens.

         VI.5 Transactions With Related Persons. Except as permitted by
Section 6.6 hereof or otherwise hereunder, make any loan or advance to, purchase, assume or guarantee any note to or from, or enter into any transaction with, any of its officers, directors, shareholders or Affiliates, or any member of the immediate facility of any of its officers, directors, shareholders or Affiliates, or subcontract any operations to any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to the Bank and are no less favorable to it than would obtain in a comparable arm's length transaction with a Person not an Affiliate of the Borrower or such Subsidiary, as the case may be, provided, however, that the Borrower may make loans to its officers in the maximum amount of $100,000 per officer and $250,000 in the aggregate to all officers.

         VI.6 Restricted Investments. Purchase, invest in or otherwise acquire, directly or indirectly, any stock, evidence of indebtedness, or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, except for (i) investments in Cash Equivalents and (ii) loans and advances to employees for reasonable travel and business expenses in the ordinary course of business.

         VI.7 Restrictions on Dividends, etc. Declare or pay any dividends (other than dividends payable solely in its own stock) upon any of its stock, or purchase, redeem, retire, or otherwise acquire, directly or indirectly, any shares of its stock, or make any distribution of cash, property or assets among the holders of shares of its stock, or make any material change in its capital structure; provided however, that any Subsidiary may declare and pay dividends to the Borrower.

         VI.8 Current Ratio. Permit the ratio of Current Assets to Current Liabilities to be less than the following at any time during the periods set forth below:

                               Period                    Minimum Current Ratio

               April 1, 1997 through March 31, 1998            1.5 to 1.0
               April 1, 1998 through March 31, 1999            1.6 to 1.0
               April 1, 1999 through March 31, 2000            1.7 to 1.0


         VI.9 Debt Service Coverage. Permit the ratio of EBITDA to Total Debt Service to be less than 1.25 to 1.0 from March 31, 1997 through March 30, 2000. Such ratio shall be measured annually as of the end of each fiscal year of the Borrower commencing March 31, 1998.

         VI.10 Minimum Capital Base. Permit the Capital Base to be less than the following amounts for the periods set forth below:

                               Period                    Minimum Capital Base

               April 1, 1997 through March 31, 1998            $10,000,000
               April 1, 1998 through March 31, 1999            $11,000,000
               April 1, 1999 through March 31, 2000            $11,500,000

         VI.11 Total Unsubordinated Liabilities to Capital Base. Permit the ratio of Total Unsubordinated Liabilities to Capital Base to be greater than the following for the periods set forth below:

                               Period                        Maximum Ratio

               April 1, 1997 through March 31, 1998            2.0 to 1.0

               April 1, 1998 through March 31, 1999            2.0 to 1.0
               April 1, 1999 through March 31, 2000            1.5 to 1.0

         VI.12 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Borrower of any asset that has been sold or transferred by the Borrower to such Person.

         VI.13 New Business. Engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

         VI.14 Subsidiaries or Partnerships. Create any new Subsidiary or transfer any assets to a Subsidiary, or become a partner or joint venturer in any partnership or joint venture, except with the consent of the Bank in connection with acquisitions permitted pursuant to Section 6.2 hereof, and provided, however, that any acquired entity shall become a guarantor of the obligations hereunder on terms and conditions satisfactory to the Bank.

         VI.15 Guaranties. Guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person except for guaranties issued in favor of the Bank and except for endorsements for collection or deposit in the ordinary course of business.

         VI.16 Transactions Affecting the Collateral. Enter into any transaction that materially and adversely affects the Collateral or the Borrower's ability to repay any Indebtedness for Money Borrowed or the obligations hereunder.

         VI.17 Hazardous Wastes. Permit, in violation of any federal, state or local laws, regulations or orders, any hazardous or toxic wastes, contaminants, oil, radioactive or other materials the removal of which is required or the maintenance of which is restricted, prohibited or penalized by any federal, state or local agency, authority or governmental unit to be brought on to any real property owned by the Borrower or any Subsidiary, or if so brought or found located thereon, shall be immediately removed, with proper disposal, and all required environmental cleanup procedures shall be diligently undertaken pursuant to all such laws, ordinances and regulations, and the Borrower's obligations hereunder shall survive any foreclosure of the Mortgage.

         VI.18 Fiscal Year. Change its fiscal year from a March 31 year end.

         VI.19 Amendments; Prepayments of Funded Debt, etc. (a) Amend, modify or supplement (or permit the amendment or modification of) any of the terms or provisions of any Funded Debt other than indebtedness secured by Permitted Liens related thereto (or any agreement related thereto); (b) make any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange any such Funded Debt; or (c) amend, modify or change in any manner the Borrower's Articles of Incorporation or Bylaws, or any agreement entered into by the Borrower with respect to its capital stock, or enter into any new agreement with respect to its capital stock, provided, however, that this Section 6.19 shall not prohibit the Borrower from issuing additional shares of its capital stock.

         VI.20 Inventory. Maintain any inventory at any location other than the locations at which inventory is currently located without the Bank's prior written consent.

                                      VII

                   CONDITIONS TO ISSUANCE OF LETTER OF CREDIT


         VII.1 Conditions to Issuance. The obligation of the Bank to issue the Letter of Credit shall be subject to the Bank's receipt of the following, in form satisfactory to the Bank:

                  (a) two executed counterparts of this Agreement;

                  (b) executed counterparts of each of the Bond Documents (except for the Note and the Bonds, as to which a specimen copy may be furnished) and the Security Instruments;

                  (c) a mortgagee title insurance policy dated the date of Closing together with evidence that all premiums in respect of such policy have been paid, which policy shall: (i) be in an amount not less than $5,771,233; (ii) ensure that the Mortgage creates a valid first lien on the property covered by such Mortgage free and clear of all defects and encumbrances (except those acceptable to the Bank);
         (iii) name the Bank as insured party thereunder; (iv) be the form of ALTA Loan Policy-1992 (amended 10-17-92) or other form approved by the Bank; and (v) contain such endorsements and effective coverage as the Bank may reasonably request;

                  (d) a physical survey containing maps or plats of the perimeter or boundaries of the Project Site certified to the Bank and the title insurance company, in a manner acceptable to each of them, dated a date satisfactory to the Bank and the title insurance company, by an independent professional licensed land surveyor satisfactory to the Bank and the title insurance company, which survey shall indicate the following: (i) the locations of such site of all the buildings, structures and other improvements and the established building setback lines insofar as the foregoing affect the perimeter or boundary of such property; (ii) the lines of streets abutting the site and width thereof; (iii) all access and other easements appurtenant to the site or necessary or desirable to use the site; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the site or otherwise known to the surveyor; (v) any encroachment on any adjoining property by the building structures and improvements on the site; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map, all in form satisfactory to the bank; together with certification from an independent professional licensed land surveyor satisfactory to the bank as to the location of the Project or any property covered by the Mortgage in any "special flood hazard" area within the meaning of the Federal Flood Disaster Protection Act of 1973, or such other form of survey acceptable to the bank;

                  (e) evidence of compliance with the insurance requirements contained herein (upon which there shall be affixed appropriate long form loss payable clauses);

                  (f) opinions dated the date hereof addressed to, and in form and substance acceptable to, the Bank from the Issuer's counsel and Bond Counsel, as to such matters as the Bank may require;

                  (g) an opinion of counsel for the Borrower dated the date of issuance of the Bonds addressed to the Bank, and substantially in the form attached hereto as Exhibit C, or otherwise in form and substance acceptable to, the Bank;

                  (h) a certificate of Borrower dated the date of issuance of the Bonds executed by an officer of the Borrower as to such matters as the Bank may require;

                  (i) (i) a copy of the Certificate of Incorporation of the Borrower, certified as of a date no earlier than 30 days prior to the date of issuance of the Bonds by the Secretary of State of the State of Delaware; (ii) a certificate dated no earlier than 30 days prior to the date of issuance of the Bonds of the Secretary of State of Delaware as to the good standing of the Borrower; and (iii) a certificate dated no earlier than 30 days prior to the date of issuance of the Bonds of the Secretary of State of North Carolina as to the qualification of the Borrower to transact business in this State;

                  (j) a certificate from the secretary or an assistant secretary of the Borrower certifying to and attaching copies of its bylaws and resolutions of its board of directors authorizing and approving the transactions contemplated by this Agreement and the Security Instruments, and as to the incumbency of each of its officers executing any of such documents;

                  (k) an opinion from Smith, Helms, Mulliss & Moore, L.L.P., Bond Counsel, or a letter in substantially the form of Exhibit D hereto consenting to the Bank's reliance on certain opinions delivered by such counsel in form and substance satisfactory to the Bank and its counsel;

                  (l) copies of all governmental approvals required in connection with this transaction, including resolution of the Issuer authorizing the issuance of the Bonds;

                  (m) evidence of payment to the Bank of the initial annual letter of credit commission pursuant to Section 3.4 of this Agreement;

                  (n) evidence satisfactory to the Bank that any documents (including, without limitation, financing statements) required to be recorded or filed in order to create, in favor of the Bank, a perfected lien on and security interest all real and personal property covered by the Security Instruments have been properly recorded or filed in each office in each jurisdiction required in order to create, in favor of the Bank, a perfected lien on and security interest in the respective collateral described therein; and the Bank shall have received evidence of all such recordation and acknowledgement copies of all such filings (or, in lieu thereof, the Bank shall have received other evidence satisfactory to the Bank that all such filings have been made), and the Bank shall have received evidence that all necessary recordation and filing fees and all documentary taxes or other expenses related to such filings are recordations have been paid in full;

                  (o) an executed counterpart of the Commitment Letter;

                  (p) those documents and information relating to real property and the Project as specifically set forth in the Commitment Letter; and

                  (q) such other documents, instruments and certifications as the Bank may require.

         VII.2 Additional Conditions Precedent to Issuance of the Letter of Credit.

                  The obligation of the Bank to issue the Letter of Credit shall be subject to the following further conditions precedent:

                           (a) On the date of issuance the following statements
                  shall be true and the Bank shall have received a certificate signed by an authorized officer of the Borrower, dated the date of issuance, stating that:

                           (i) The representations and warranties contained in
                           Article II of this Agreement, Section 2.2 of the Loan Agreement, and in the Security Instruments are true and correct on and as of the date of issuance of the Letter of Credit as though made on and as of such date; and

                           (ii) No event has occurred or would result from the issuance of the Letter of Credit, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

                           (b) There shall have been no introduction
                  of or change in, or in the interpretation of, any law or regulation that would make it unlawful or unduly burdensome for the Bank to issue the Letter of Credit, no outbreak or escalation of hostilities or other calamity or crisis affecting the Bank, no suspension of or material limitation on trading on the New York Stock Exchange or any other national securities exchange, no declaration of a general banking moratorium by United States or North Carolina banking authorities, and no establishment of any new restrictions on transactions in securities or on banks materially affecting the free market for securities or the extension of credit by banks.

         VII.3 Conditions Precedent to Each Tender Advance. Each payment made by the Bank under the Letter of Credit pursuant to a Tender Draft shall constitute a Tender Advance hereunder only if on the date of such payment the following statements shall be true:

                       (i) The representations and warranties contained in
                           Article II of this Agreement, Section 2.2 of the Loan Agreement, and in the Security Instruments are true and correct on and as of the date of such Tender Advance as though made on and as of such date; and

                       (ii)No event has occurred or would result from such
                           Tender Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Unless the Borrower shall have previously advised the Bank in writing or the Bank has actual knowledge that one or more of the above statements is no longer true, the Borrower shall be deemed to have represented and warranted, on the date of payment by the Bank under the Letter of Credit pursuant to a Tender Draft, that on the date of such payment the above statements are true and correct.

                                      VIII

                                    DEFAULT

         VIII.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement, whereupon all obligations of the Borrower hereunder, whether then owing or contingently owing, will, at the option of the Bank or its successors or assigns, immediately become due and payable by the Borrower without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Borrower will pay the reasonable attorneys' fees incurred by the Bank, or its successors or assigns, in connection with such Event of Default or recourse against any Collateral held by the Bank, or its successors or assigns, as security for the obligations hereunder:

                  (a) Failure of the Borrower to pay when due (i) any payment of principal, interest, commission, charge or expense referred to in
         Article III hereof, except for amounts owed by the Borrower pursuant to a Tender Advance under Section 3.3 and (ii) any payment of principal or interest referred to in Section 3.3 hereof and such failure shall continue for a period of five (5) days after notice of such failure is given by the Bank to the Borrower; or

                  (b) The occurrence of an "event of default" or an "Event of Default" under any of the Security Instruments or any of the Bond Documents or the Credit Agreement or any documents executed in connection therewith; or

                  (c) The Borrower or any Subsidiary defaults in the payment of principal or interest on any other Indebtedness for Money Borrowed (other than the indebtedness to the Bank arising hereunder) beyond any period of grace provided with respect thereto, or in the performance of any other agreement, term or conditions contained in any agreement under which any such obligation is created, if the effect of such default is to cause, or permit the holder or holders of such obligation to cause such obligation to become due prior to its stated maturity; or

                  (d) Any representation, warranty, certification or statement made by the Borrower herein, or in any writing furnished by or on behalf of the Borrower or any Subsidiary in connection with the loan by the Issuer under the Loan Agreement or pursuant to this Agreement, or any of the Security Instruments shall have been false, misleading or incomplete in any material respect on the date as of which made; or

                  (e) The Borrower or any Subsidiary defaults in the performance or observance of any agreement, covenant, term or condition binding on it contained herein or in any Security Instrument and such default shall not have been remedied within thirty (30) days (or any shorter period set forth in such agreement or document) after the earlier of: (i) the Borrower having knowledge thereof; or (ii) written notice having been received by it from the Bank; or

                  (f) With respect to the Borrower or any Subsidiary, (i) the commencement of its liquidation or dissolution or the suspension of its business or the entry of an order or decree approving or requiring the same, (ii) the filing by it of a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code"), or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action by it indicating its consent to, approval of, or acquiescence in any such petition or proceeding,
         (iii) the application by it for (or the consent or acquiescence to) the appointment of a receiver or a trustee or an assignment for the benefit of creditors, or (iv) its inability or admission in writing of its inability to pay its debts as they mature; or


                  (g) With respect to the Borrower or any Subsidiary, (i) the filing of an involuntary petition against it in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other insolvency act or law, state or federal, now or hereafter existing, or the involuntary appointment of a receiver or trustee for it or for all or a substantial part of its property, and the continuance of any of such action for thirty (30) days undismissed or undischarged, or (ii) the issuance of an order for attachment, execution or similar process against any substantial part of its property and the continuance of any such order for sixty (60) days undismissed or undischarged; or

                  (h) The entry of an order in any proceedings against the Borrower decreeing the dissolution or split-up of the Borrower; or

                  (i) The entry of a final judgment against the Borrower or any Subsidiary, which with other outstanding final judgments against the Borrower and its Subsidiaries exceeds an aggregate of $100,000, if within thirty (30) days after entry thereof such judgment shall not have been discharged or execution thereof stayed pending appeal; or

                  (j) There occurs any abandonment or change in ownership of the Project; or

                  (k) The dissolution of termination of the existence of the Borrower; or;

                  (l) Any Security Instrument shall for any reason cease to be in full force and effect or cease to be effective to give the Bank a valid and perfected security interest and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens; or the Borrower or any Subsidiary shall assert any of the foregoing;

then upon the occurrence of an Event of Default and at any time thereafter, the Bank may (A) pursuant to Section 902 of the Indenture, advise the Trustee that an Event of Default has occurred and instruct the Trustee to declare the principal of all Bonds then outstanding and interest thereon to be immediately due and payable, and (B) proceed hereunder, and under any of the Security Instruments and, to the extent therein provided, under the Bond Documents, in such order as it may elect, and exercise all other rights and remedies available to it at law; and the Bank shall have no obligation to proceed against any Person, to exhaust any other remedy or remedies which it may have, or to resort to any other or particular security, whether held by or available to the Bank.

         VIII.2 No Remedy Exclusive. No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder, under the Security Instruments, or now or hereafter existing at law or in equity.

         VIII.3 Anti-Marshalling Provisions. The right is hereby given by the Borrower to the Bank to make releases (whether in whole or in part) of all or any part of the Collateral under the Security Instruments agreeable to the Bank without notice to, or the consent, approval or agreement of, other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the liens and security interest in the remaining Collateral conferred under such documents, nor release the Borrower from liability for the obligations hereby secured. Notwithstanding the existence of any other security interest in the Collateral held by the Bank, the Bank shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided herein, or in the Security Instruments. The Borrower hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein or therein.

                                       IX

                                 MISCELLANEOUS

         IX.1 Indemnification. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any Person): (i) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit, provided that the Borrower shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the Bank or (ii) by reason of or in connection with the execution, delivery or performance of any of the Related Documents or any transaction contemplated by any thereof. In addition, if the Borrower has generated, stored, or disposed of any hazardous substances on the Project Site, the Borrower agrees to indemnify the Bank against any liability, cost and expense, including reasonable attorneys' fees, arising out of or resulting from any such generation, storage, disposal or location. Anything herein to the contrary notwithstanding, nothing in this Section 9.1 is intended or shall be construed to limit the Borrower's reimbursement obligation contained in Article III hereof. Without prejudice to the survival of any other obligation of the Borrower, the indemnities and obligations of the Borrower contained in this Section 9.1 shall survive the payment in full of amounts payable pursuant to Article III and the Termination Date.

         IX.2 Transfer of Letter of Credit. The Letter of Credit may be transferred and assigned in accordance with its terms.


         IX.3 Reduction of Letter of Credit.

                  (a) The Letter of Credit is subject to reduction pursuant to its terms.

                  (b) If the amount available to be drawn under the Letter of Credit shall be permanently reduced in accordance with the terms thereof, then the Bank shall have the right to require the Trustee to surrender the Letter of Credit to the Bank and to issue on such date, in substitution for such outstanding Letter of Credit, a substitute irrevocable letter of credit, substantially in the form of the Letter of Credit but with such changes therein as shall be appropriate to give effect to such reduction, dated such date, for the amount to which the amount available to be drawn under the Letter of Credit shall have been reduced.

         IX.4 Liability of the Bank. The Borrower, to the extent permitted by applicable law, assumes all risks of the acts or omissions of the Trustee, the Paying Agent and any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Bank nor any of its officers, directors, employees, agents or consultants shall be liable or responsible for:

                  (a) the use which may be made of the Letter of Credit or for any acts or omissions of the Trustee or any beneficiary or transferee in connection therewith;

                  (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

                  (c) payment by the Bank against presentation of documents which do not comply on their face with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or

                  (d) any other circumstances whatsoever in any way related to the making or failure to make payment under the Letter of Credit;

In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to comply with the terms of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary.

         IX.5 Successors and Assigns. This Agreement shall be binding upon the Borrower, its successors and assigns and all rights against the Borrower arising under this Agreement shall be for the sole benefit of the Bank, its successors and assigns, all of whom shall be entitled to enforce performance and observance of this Agreement to the same extent as if they were parties hereto.

         IX.6 Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when hand delivered or mailed first class, certified or registered mail, postage prepaid, addressed as follows or to such other address as the parties hereto shall have been notified pursuant to this Section 9.6:

         The Bank:           First Union National Bank of
                             North Carolina
                             One First Union Center
                             301 South College Street
                             Charlotte, North Carolina  28288
                             Attention:  Hal A. Telimen

         The Borrower:       Medical Action Industries Inc.
                             150 Motor Parkway, Suite 205
                             Hauppauge, New York  11788
                             Attention:  Richard G. Satin,
                             Vice President-Operations and General Counsel

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed, in which event said notice, request or demand shall be effective only upon receipt by the addressee.

         IX.7 Amendment. This Agreement may be amended, modified or discharged only upon an agreement in writing of the Borrower and the Bank.

         IX.8 Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Bank to exercise any remedy now or hereafter existing at law or in equity or by statute, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any provision contained in this Agreement should be breached by any party and thereafter waived by the other party so empowered to act, such waiver shall be limited to the particular breach hereunder. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Agreement.

         IX.9 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IX.10 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or Sections contained in this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement, or any part thereof.


         IX.11 Payment of Expenses. The Borrower shall be liable for the payment of all fees and expenses, including reasonable attorneys' fees (computed without regard to any statutory presumption), incurred in connection with the preparation, execution, performance and enforcement of this Agreement and the Security Instruments, the modification hereof or thereof, and the exercise of any rights and remedies of the Bank hereunder or thereunder. The obligations of the Borrower contained in this Section 9.11 shall survive the payment in full of amounts payable pursuant to Article III and the Termination Date.

         IX.12 Set Off. Upon the occurrence of an Event of Default hereunder, the Bank is hereby authorized, without notice to the Borrower, to set off, appropriate and apply any and all monies, securities and other properties of the Borrower hereafter held or received by or in transit to the Bank from or for the Borrower, against the obligations of the Borrower irrespective of whether the Bank shall have made any demand hereunder or under any Security Instrument; provided, however, that the Bank hereby waives any such right, and any other right which it may have at law or otherwise to set off and apply such deposits at any time held, if, when and after there shall be a drawing under the Letter of Credit during the pendency of any proceeding by or against the Borrower or the Issuer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of either of them or either of their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, custodian, trustee or other similar official for either of them or for any substantial part of either of their property.

         IX.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. The Borrower hereby acknowledges that the Letter of Credit shall be governed by and construed in accordance with Uniform Customs and Practice for Documentary Credits (1993 revisions), International Chamber of Commerce Publication No. 500.

         IX.14 References. The words "herein", "hereof", "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection.

         IX.15 Taxes, Etc. Any taxes (excluding income taxes) payable or ruled payable by federal or state authority in respect of the Letter of Credit, this Agreement or the Security Instruments shall be paid by the Borrower upon demand by the Bank, together with interest and penalties, if any.

         IX.16 Consent to Jurisdiction. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH

CAROLINA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY PROCEEDING TO WHICH THE BANK OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE BANK OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT

OF ANY SUCH PROCEEDING. THE BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREIN, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

         IX.17 Arbitration; Remedies. (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any document executed in connection herewith ("Disputes") between or among parties hereto or thereto shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder, Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, or claims arising, out of or connected with the transaction contemplated by this Agreement. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 53 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.

         (a) Notwithstanding the foregoing, the Borrower and Bank agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. The Borrower and the Bank shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under any of the Security Instruments or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, Garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of any arbitrator to grant similar remedies that may be requested by a party in a Dispute.

         The Borrower and the Bank agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

         IX.18 Indirect Means. Any act which the Borrower is prohibited from doing shall not be done indirectly through a Subsidiary or by any other indirect means.

         IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be executed in their respective names and their respective seals to be hereunto affixed and attested by their duly authorized representatives, all as of the date first above written.

                                       THE BORROWER:

                                       MEDICAL ACTION INDUSTRIES INC.


                                       By:    _____________________________

                                       Title: _____________________________

                                       THE BANK:

                                       FIRST UNION NATIONAL BANK

                                       By:    _____________________________

                                       Title: _____________________________